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Exhibit 99.1

GOVERNMENT REGULATION AND GAMING ISSUES

The ownership and operation of gaming companies are subject to extensive regulation. In particular, Indiana, Louisiana, Missouri, Nevada and New Jersey have laws, statutes, ordinances and/or regulations (collectively, “Gaming Laws”) affecting the operation of our gaming business and the ownership and disposition of our securities. We summarize these Gaming Laws below.

Our certificate of incorporation requires that any person (as defined in our certificate of incorporation) who owns or controls our securities must comply with Gaming Laws governing such person’s “suitability” as an investor. These provisions apply to all the securities offered by us. Any purchaser or holder of securities that we have offered shall be deemed to have agreed to such provisions. If a person owns or controls our securities or the securities of our affiliated companies and is determined by a gaming authority to be unsuitable to own or control such securities or in the sole discretion of our board of directors is deemed likely to jeopardize our right to conduct gaming activities in any of the jurisdictions in which we conduct or intend to conduct gaming activities, we may redeem, and if required by a gaming authority shall redeem, such person’s securities to the extent required by the gaming authority or deemed necessary or advisable by us.

If a gaming authority requires us, or if we deem it necessary or advisable, to redeem a holder’s securities, we will serve notice on the holder who holds the securities subject to redemption and will call for the redemption of the securities of such holder at a redemption price equal to that required to be paid by the gaming authority making the finding of unsuitability, or if such gaming authority does not require a certain price per share to be paid, a sum deemed reasonable by us.

Indiana. The ownership and operation of riverboat casinos at Indiana-based sites are subject to extensive state regulation under the Indiana Riverboat Gambling Act (the “Indiana Act”), as well as regulations which the Indiana Gaming Commission (the “Indiana Commission”) has adopted pertaining to the Indiana Act. The Indiana Act grants broad and pervasive regulatory powers and authorities to the Indiana Commission. The comprehensive regulations cover ownership, reporting, rules of game and operational matters; thus, the Indiana Act and regulations are significant to prospects for successfully operating the Belterra facility. The Indiana Act has been challenged based on its constitutionality on two occasions and was found constitutional on both occasions.

The Indiana Act authorizes the issuance of up to ten riverboat owner’s licenses to be operated from counties that are contiguous to the Ohio River and Lake Michigan. In October 2000, Belterra, the tenth riverboat, commenced operations along the Ohio River. Five of the riverboats are in counties contiguous to the Ohio River and five are in counties contiguous to Lake Michigan. The Indiana Act originally included an eleventh license for a county contiguous to Patoka Lake. In April 2003, the Indiana General Assembly passed legislation that eliminated the license for a county contiguous to Patoka Lake, but authorized the establishment and operation of a riverboat casino in Orange County, Indiana. Under this legislation, the Indiana Commission is authorized to enter into an operating agreement for up to 20 years with a qualified operator for this facility. The Indiana Commission selected an operator for the facility and the Orange County riverboat casino began operations in November 2006.

In 2007, the Indiana General Assembly adopted legislation that authorized the holders of Indiana’s two parimutuel racing permits to obtain gambling game licenses from the Indiana Commission and install up to 2,000 slot machines at their respective racetracks. The first of these new racinos opened on June 2, 2008 in Anderson, and the second racino opened one week later in Shelbyville. Both racinos are regulated by the Indiana Commission.

A riverboat owner’s license is a revocable privilege and is not a property right under the Indiana Act. An Indiana license entitles the licensee to own and operate one riverboat. In 2003, the Indiana General Assembly passed legislation that permits a company to own up to 100% of two separate riverboat owner licenses. Under the Indiana Act, however, no person may have an ownership interest in more than two Indiana riverboat licenses. An Indiana riverboat owner’s license has an initial effective period of five years;

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thereafter, a license is subject to annual renewal. After the expiration of the initial license, the Indiana Commission will conduct a complete re-investigation every three years, but the Indiana Commission reserves the right to investigate licenses at any times it deems necessary. The Indiana Commission has broad discretion over the initial issuance of licenses and over the renewal, revocation, suspension, restriction and control of riverboat owner’s licenses. Officers, directors and principal owners of the actual license holder and employees who are to work on the riverboat are subject to substantial disclosure requirements as a part of securing and maintaining necessary licenses. The license granted to Belterra had an initial five-year term, which expired on October 22, 2005. We submitted a formal request for a renewal of Belterra’s riverboat owner’s license within the timetable established by the Indiana Commission, and on November 17, 2005, the Indiana Commission approved the renewal of Belterra’s riverboat owner’s license for a period of one year. Our riverboat owner’s license was renewed again on September 14, 2006 and will continue to be subject to annual renewal. The Indiana Commission completed its triennial investigation of Belterra in 2009, and our most recent one-year renewal was granted by the Indiana Commission on November 10, 2011, retroactive to October 23, 2011.

The 2009 General Assembly enacted legislation that allows the Indiana Commission to adopt a resolution authorizing a trustee to temporarily conduct gambling operations on a riverboat if (1) the Indiana Commission revokes or declines to renew the owner’s license; (2) a proposed transferee is denied an owner’s license when attempting to purchase the riverboat and the person attempting to sell the riverboat is unable or unwilling to retain ownership or control; or (3) a licensed owner agrees in writing to relinquish control of the riverboat. Each riverboat licensee is required to submit for approval by the Indiana Commission a written power of attorney identifying the person who would serve as the licensed owner’s trustee to operate the riverboat. The Indiana Commission has developed a model Power of Attorney (“POA”) that grants the trustee broad and exclusive authority to exercise and perform those acts and powers concerning real and personal property transactions, litigation, insurance, employees and banking transactions. The model POA, which each licensee was required to execute by March 4, 2010, also authorizes the trustee, on behalf of the licensee, to commence, manage, and consent to relief in a case involving the licensee under the bankruptcy code without the consent of the licensee. A riverboat’s owner has 180 days after the date that the resolution is adopted to sell the riverboat and its related properties to a suitable owner who is approved by the Indiana Commission. If the owner is unable to sell the property within that time frame, the trustee may take any action necessary to sell the property to a person who meets the requirements for licensure under the Indiana Act. During the time period that the trustee is operating the casino gambling operation, the trustee has exclusive and broad authority over the casino gambling operations.

Contracts to which Belterra is party are subject to disclosure and approval processes imposed by the regulations. A riverboat owner licensee may not enter into or perform any contract or transaction in which it transfers or receives consideration which is not commercially reasonable or which does not reflect the fair market value of the goods or services rendered or received. All contracts are subject to approval by the Indiana Commission. Suppliers of gaming equipment and materials must also be licensed under the Indiana Act.

Licensees are statutorily required to disclose to the Indiana Commission the identity of all directors, officers and persons holding direct or indirect beneficial interests of 1% or greater. The Indiana Commission also requires a broad and comprehensive disclosure of financial and operating information on licensees and their principal officers, their parent corporations and other upstream owners. The Indiana Act prohibits contributions to a candidate for a state, legislative, or local office, to a candidate’s committee or to a regular party committee by the holder of a riverboat owner’s license or a supplier’s license, by a political action committee of the licensee, by an officer of a licensee, by an officer of a person that holds at least a 1% interest in the licensee or by a person holding at least a 1% interest in the licensee. The Indiana Commission has promulgated a rule requiring quarterly reporting of such licensees, officers, and persons.

Prior to June 2002, riverboats were required to conduct excursions, which limited the times during which patrons could enter the riverboat. In June 2002, the Indiana General Assembly authorized riverboats to either continue conducting excursions or to implement a flexible boarding schedule and remain dockside in order to allow patrons to enter the riverboat at any time during operating hours. Each of the 10 riverboats in operation at the time implemented flexible scheduling. Belterra began dockside operation on August 1, 2002. In 2011, the Indiana General Assembly adopted legislation to allow riverboat licensees to either construct a permanently moored craft or convert a self-propelled excursion boat into a permanently moored craft.

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The 2002 legislation also created a graduated wagering tax structure for riverboats implementing flexible scheduling. Under the Indiana Act, “adjusted gross receipts” (“AGR”) means the total of all cash and property received from gaming less cash paid out as winnings and uncollectible gaming receivables (not to exceed 2%). Those riverboats electing to operate dockside are subject to the following graduated wagering tax based on a state fiscal year (July 1 of one year through June 30 of the following year):

•	15% of the first $25 million of AGR.

•	20% of AGR in excess of $25 million, but not exceeding $50 million.

•	25% of AGR in excess of $50 million, but not exceeding $75 million.

•	30% of AGR in excess of $75 million, but not exceeding $150 million.

•	35% of AGR in excess of $150 million, but not exceeding $600 million.

•	40% of AGR in excess of $600 million.

The Indiana Act also prescribes an admissions tax in the amount of $3 per person. Real property taxes are imposed on riverboats at rates determined by local taxing authorities. Income to us from Belterra is subject to the Indiana adjusted gross income tax. Sales on a riverboat and at related resort facilities are subject to applicable use, excise and retail taxes. The Indiana Act requires a riverboat owner licensee to directly reimburse the Indiana Commission for the costs of inspectors and agents required to be present while authorized gaming is conducted.

In its 2003 legislative session, the Indiana General Assembly authorized riverboat casinos to remain open 24 hours per day, seven days a week, with those hours to be set at the election of the riverboat. In July 2003, Belterra began continuous 24-hour gaming each day of the week.

Through the establishment of purchasing goals, the Indiana Act encourages minority and women’s business enterprise participation in the riverboat gaming industry. The Indiana Commission is required to establish annual goals for the use of minority and women business enterprises by a riverboat licensee. The goals must be derived from a statistical analysis of utilization study of licensee contracts for goods and services. The Indiana Commission may suspend, limit or revoke the owner’s license or impose a fine for failure to comply with the statutory goals. Based on a 2007 utilization study, the Indiana Commission has established a 10.9% annual goal for expenditures to women-owned business enterprises for the purchase of construction goods and services, and a 23.2% annual goal for expenditures to minority-owned business enterprises for the purchase of construction goods and services.

Minimum and maximum wagers on games on the riverboat are left to the discretion of the licensee. Wagering may not be conducted with money or other negotiable currency. There are no statutory restrictions on extending credit to patrons with the exception of persons participating in the voluntary exclusion program; however, the matter of credit continues to be a matter of potential legislative action.

If an institutional investor acquires 5% or more of any class of voting securities of a licensee (or a holding or intermediary company of a licensee), the investor is required to notify the Indiana Commission and to provide additional information, and may be subject to a finding of suitability. Institutional investors who acquire 15% or more of any class of voting securities are subject to a finding of suitability. In addition, the Indiana Commission may require an institutional investor that acquires 15% or more of certain non-voting equity units to apply for a finding of suitability. Any other person who acquires 5% or more of any class of voting securities of a licensee (or a holding or intermediary company of a licensee) is required to apply to the Indiana Commission for a finding of suitability.

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A riverboat licensee or an affiliate may not enter into a debt transaction of $1,000,000 or more without approval of the Indiana Commission. The Indiana Commission has taken the position that a “debt transaction” includes increases in maximum amount available under revolving credit facilities. A riverboat owner licensee or any other person may not lease, hypothecate, borrow money against or loan money against or otherwise securitize a riverboat owner’s license. Indiana Commission regulations also require a licensee or applicant (or affiliate) to conduct due diligence to ensure that each person with whom the licensee or applicant (or affiliate) enters into a debt transaction would be suitable for licensure under the Indiana Act. The Indiana Commission rules require that:

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a written request for approval of the debt transaction, along with relevant information regarding the debt transaction, be submitted to the Indiana Commission at least ten days prior to a scheduled meeting of the Indiana Commission;

•	a representative of the riverboat licensee or applicant be present at the meeting to answer any questions; and

•	a decision regarding the approval of the debt transaction be issued by the Indiana Commission at the next following meeting.

The Indiana Commission rules also authorize the Executive Director of the Indiana Commission to waive certain of these requirements with the approval of the chairperson of the Indiana Commission and an outside financial expert retained by the Indiana Commission.

A licensee, or its parent company, that is publicly traded must notify the Indiana Commission of a public offering that will be registered with the SEC. The licensee must notify the Indiana Commission within 10 business days of the initial filing of a registration statement with the SEC. An ownership interest in a licensee may only be transferred in accordance with the Indiana Act and rules promulgated thereunder.

The Indiana Commission has promulgated a rule that prohibits distributions, excluding distributions for the payment of state or federal taxes, by a licensee to its partners, shareholders, itself or any affiliated entity if the distribution would impair the financial viability of the riverboat gaming operation. The Indiana Commission has also promulgated a rule mandating licensees to maintain a cash reserve against defaults in gaming debts. The cash reserve must be equal to licensee’s average payout for a three-day period based on the riverboat’s performance the prior calendar quarter. The cash reserve can consist of cash on hand, cash maintained in Indiana bank accounts and cash equivalents not otherwise committed or obligated.

Louisiana. The ownership and operation of our riverboat gaming vessels and the development of our future gaming operations in Louisiana are subject to extensive regulation under the Louisiana Gaming Control Law, including the Louisiana Riverboat Economic Development and Gaming Control Act, and all applicable regulations (collectively, the “Louisiana Act”). The Louisiana Act also imposes certain restrictions upon the ownership and transfer of our securities and upon transactions that encumber our assets or those of our licensees and intermediate companies. The Louisiana Gaming Control Board (the “Board”) is the sole and exclusive regulatory and supervisory board for gaming operations and activities in Louisiana. The Louisiana Department of Public Safety and Corrections, Office of State Police, Gaming Enforcement Section (the “Division”) provides investigatory, regulatory, and enforcement services to the Board in the implementation, administration, and enforcement of the Louisiana Act. The Louisiana Attorney General acts as legal counsel to the Board.

The Louisiana Act is based upon the public policy declarations that the development of a controlled gaming industry to promote economic development requires thorough and careful exercise of legislative power to protect the general welfare of the people by keeping the state free from criminal and corrupt elements. The Louisiana Act thus seeks, among other things, to (i) prevent unsavory or unsuitable persons from having any direct or indirect involvement with gaming at any time or in any capacity; (ii) establish and maintain responsible accounting practices and procedures; (iii) maintain effective control over the financial practices of licensees, including establishing procedures for reliable record keeping and making periodic reports to the Board; (iv) prevent cheating and fraudulent practices; (v) develop and implement comprehensive compulsive and problem gambling programs; (vi) provide a source of state and local

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revenues through fees; (vii) ensure that gaming licensees utilize Louisiana resources, goods, and services in the operation and construction of riverboats to the extent allowable by law; and (viii) ensure that gaming licensees recruit, train, and upgrade minorities in all employment classifications and provide for the inclusion of minority-owned businesses to the maximum extent practicable.

The Board is responsible for issuing gaming licenses and is empowered to issue up to fifteen licenses to conduct gaming activities on riverboats in accordance with applicable law. However, no more than six licenses may be granted to riverboats operating from any one designated waterway. The Louisiana Act provides that an initial license to conduct gaming operations is valid for a term of five years and may be renewed for successive five year terms after the initial term upon application and continued satisfaction of suitability standards and other provisions of the Louisiana Act.

Louisiana subsidiaries or our affiliates currently hold four riverboat gaming licenses: (i) Louisiana-I Gaming, a Partnership in Commendam, the operator of Boomtown New Orleans, which license expires March 22, 2015, subject to renewal; (ii) PNK (Bossier City), Inc., the operator of Boomtown Bossier City, which license expires November 28, 2014, subject to renewal; (iii) PNK (Lake Charles), L.L.C., the operator of L’Auberge du Lac in Lake Charles, which license expires April 19, 2017, subject to renewal; and (iv) PNK (Baton Rouge) Partnership, the developer and future operator of L’Auberge Casino & Hotel Baton Rouge, which license expires August 19, 2014, subject to renewal. All licensees are subject to the specific conditions imposed on the license, including conditions related to employment of and procurement from Louisiana businesses, residents, women, and minorities, and to all applicable provisions of the Louisiana Act, including requirements that a licensed riverboat gaming vessel be berthed upon a designated river or waterway, that the vessel replicate as nearly as practicable historic Louisiana river borne steamboat passenger vessels of the nineteenth century era, and that the vessel be paddlewheel driven. All licensed riverboat gaming vessels are subject to periodic inspection and/or certification by the United States Coast Guard (in the case of certificated vessels) or by the Board-appointed third-party inspector and by the licensee (in the case of non-certificated vessels), all in accordance with the Louisiana Act. The riverboat gaming vessels operated by licensees Louisiana-I Gaming, PNK (Bossier City), Inc., and PNK (Lake Charles), L.L.C. are non-certificated vessels within the meaning of the Act and have been issued certificates of compliance by the Board upon certification by the Board-appointed third-party inspector, currently ABS Consulting, Inc. The riverboat gaming vessel to be operated by licensee PNK (Baton Rouge) Partnership is under construction as a non-certificated vessel within the meaning of the Act and has not yet been issued an initial certificate of compliance by the Board.

A gaming license is deemed to be a pure and absolute revocable privilege under the Louisiana Act, and not a right. As such, a gaming license may be denied, revoked, suspended, conditioned, or limited at any time by the Board. To issue a license, the Board must find that the applicant has demonstrated by clear and convincing evidence that such applicant is suitable, which requires submission of detailed personal and financial information followed by a thorough investigation. Pursuant to the Louisiana Act, “suitable” means that the applicant (i) is a person of good character, honesty, and integrity; (ii) is a person whose prior activities, criminal record, if any, reputation, habits and associations do not pose a threat to the public interest of the State of Louisiana or to the effective regulation and control of gaming, or create or enhance the dangers of unsuitable, unfair, or illegal practices, methods, and activities in the conduct of gaming or the carrying on of business and financial arrangements in connection therewith; (iii) is capable of and likely to conduct the activities for which such applicant is licensed pursuant to the Louisiana Act; and (iv) is not otherwise disqualified pursuant to the Louisiana Act. In addition, the applicant must satisfy the specific requirements for the initial issuance of a license, as set forth in the Louisiana Act. Pinnacle and each of its licensees must maintain suitability throughout the term of the license and any renewal terms. In addition, other persons may be subject to the suitability standards of the Louisiana Act and may be required to hold certain permits under the Louisiana Act, including without limitation the following: (i) certain of our and the licensee’s officers, directors, key gaming employees, and non-key gaming employees; (ii) persons who manufacture any gaming device, supplies, or equipment for use under the provisions of the Louisiana Act; (iii) persons who supply, sell, lease, or repair, or contract to supply, sell, lease, or repair gaming devices, equipment, and supplies to a licensee; and (iv) subject to certain exemptions from the permit requirement as set forth in the Act, persons who furnish nongaming services or goods to a licensee and receive compensation or remuneration in excess of two hundred thousand dollars per calendar year for such goods or services. The Board in its discretion, however, may require additional persons to file applications for permits or findings of suitability.

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Pinnacle and each of its licensees have a continuing duty to inform the Board of any possible violation of the Louisiana Act and to notify the Division of any fact, event, occurrence, matter or action that may affect the conduct of gaming or the business and financial arrangements incidental thereto or the ability to conduct the activities for which the licensee or permittee is licensed or permitted.

Pinnacle’s licensees may conduct gaming operations and develop future operations only in accordance with the terms of the license, including the specific conditions imposed by the Board on each license, and also must comply with all restrictions and conditions relating to development of future operations and the current operation of riverboat gaming, as specified in the Louisiana Act, including provisions governing location of berth sites, riverboat design and inspection, gaming space, rules and odds of authorized games, and permitted devices. The Louisiana Act was amended in 2001 to provide, with exceptions not applicable to the location of any of Pinnacle’s licensees, that gaming may only be conducted on a riverboat while it is docked and that the licensee shall not conduct cruises or excursions. The Louisiana Act also prescribes grounds for the revocation, limitation, or suspension of licenses or permits, which may include failure to comply with license conditions, and grounds for imposition of civil penalties. If a licensee holds more than one license and has a license suspended or revoked, the Board may suspend or revoke all licenses. In addition, the Division may take enforcement action against Pinnacle, a licensee, or other person who has been disciplined in another jurisdiction for gaming related activity.

A licensee must periodically report the following information to the Board, which is not confidential and is to be available for public inspection: (i) the licensee’s net gaming proceeds from all authorized games; (ii) the amount of net gaming proceeds tax paid; and, (iii) all quarterly and annual financial statements presenting historical data that are submitted to the Board, including annual financial statements that have been audited by an independent certified public accountant. An annual license fee is payable to the State of Louisiana in the amount of $50,000 for each riverboat for the first year of operation and $100,000 for each year thereafter. In addition, our Louisiana riverboat gaming vessels are subject to annual license and franchise fees in the amount of 21.5% of net gaming proceeds. The local governing authority of the parish or municipality in which the licensed berth of a riverboat is located may also levy certain admission fees, computed in various ways as provided by the Louisiana Act. As to Boomtown Bossier City, the Louisiana Act establishes that the admission fee for any riverboat located within Bossier City in Bossier Parish shall be four and five-tenths percent of monthly net gaming proceeds. For Boomtown New Orleans, the Louisiana Act provides that the admission fee for any riverboat licensed to operate within the unincorporated area of Jefferson Parish on the West Bank of the Mississippi River shall be six percent of weekly net gaming proceeds. As to L’Auberge du Lac, the Louisiana Act provides that the local governing authority in Calcasieu Parish may, in lieu of the admission fee, levy a fee not to exceed four and five-tenths percent of the monthly net gaming proceeds, which fee shall be established by contract between the governing authority and the licensee. As to L’Auberge Casino & Hotel Baton Rouge, the Louisiana Act also provides that the local governing authority may, in lieu of the admission fee, levy a fee not to exceed four and five-tenths percent of the monthly net gaming proceeds, which fee shall be established by contract between the governing authority and the licensee.

The transfer of a license or an interest in a license is prohibited. The sale, assignment, transfer, pledge, or disposition of a security or securities that represent 5% or more of the total outstanding shares issued by a corporation that holds a license is conditional and ineffective if disapproved by the Board. Moreover, the prior written approval of the Board is required for the sale, purchase, assignment, lease, grant or foreclosure of a security interest, hypothecation, transfer, conveyance or acquisition of (i) an economic interest of 5% or more in any licensee or permittee; (ii) an ownership interest of 5% or more in any licensee or permittee other than in a corporation; or (iii) an economic interest of 5% or more in any other person required to meet the qualification requirements or suitability requirements of the Louisiana Act. These requirements also apply should an accumulation of transfers occur wherein 5% or more ownership interest or economic interest is transferred. Failure to obtain approval of a transfer is grounds for license revocation. The acquisition of any other interest in a licensee or permittee is conditional and ineffective if disapproved by the Board.

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Any person who has or controls directly or indirectly 5% or more ownership, income, or profit or economic interest in an entity which has or applies for a license or permit, or who receives 5% or more revenue interest related to the gaming operation, or who has the ability, in the opinion of the Board, to exercise a significant influence over a licensee, a permittee, or other person required to be found suitable pursuant to the provisions of the Louisiana Act, shall meet all suitability requirements and qualifications of the Louisiana Act. Any person having a 5% or more ownership or economic interest in a licensee (which interests include debt securities) shall be subject to a suitability determination, unless otherwise exempted.

Under certain circumstances, an “institutional investor” or an “institutional lender” otherwise required to be found suitable or qualified shall be presumed suitable or qualified upon submitting documentation sufficient to establish qualifications as an institutional investor or as an institutional lender, each as defined in the Louisiana Act. However, under the Louisiana Act, an investor or group of investors purchasing debt securities of a licensee or permittee (or their subsidiaries) constituting more than 20% of the total debt or 50% of a material debt issue may not qualify as an institutional lender unless otherwise approved by the Board, so as not to give such investor(s) the ability to control a licensee or permittee. Notwithstanding presumptions of suitability, the Board may investigate the suitability or qualifications of an institutional investor or institutional lender should the Board or the Division become aware of facts or information which may result in such institutional investor or institutional lender being found unsuitable or disqualified.

The Louisiana Act provides that an institutional investor also must certify that (i) it owns, holds, or controls publicly traded securities of a licensee, permittee or holding, intermediate or parent company of a licensee or permittee in the ordinary course of business for investment purposes only; (ii) it does not exercise influence over the affairs of the issuer of such securities nor over any licensed or permitted subsidiary of the issuer of such securities; and (iii) it does not intend to exercise influence over the affairs of the issuer of such securities, nor over any licensed or permitted subsidiary of the issuer of such securities, in the future, and that it agrees to notify the Board in writing within thirty days if such intent should change. An institutional investor has a continuing obligation to update and renew the certification required by the Louisiana Act. The Division has interpreted the certification requirements imposed upon institutional investors by the Louisiana Act to apply as well to institutional lenders. The exercise of voting privileges with regard to publicly traded securities shall not be deemed to constitute the exercise of influence over the affairs of a licensee.

If the Board finds that the individual owner or holder of a security of a corporate licensee or of a holding or an intermediary company or any person or persons with an economic interest in a licensee, or a director, partner, officer, or manager is not qualified under the Louisiana Act, and if as a result the licensee is no longer qualified to continue as a licensee, the Board shall propose action necessary to protect the public interest, including the suspension or revocation of the license or permit. The Board also may issue, under penalty of revocation of the license, a condition of disqualification naming the person or persons and declaring that such person or persons may not (i) receive dividends or interest on securities of the corporation, (ii) exercise directly, or through a trustee or nominee, a right conferred by securities of the corporation, (iii) receive remuneration or any economic benefit from the licensee, or (iv) continue in an ownership or economic interest in the licensee or remain as a manager, officer, director, or partner of a licensee.

In addition to its obligation to submit detailed financial and operating reports to the Board periodically, a licensee or an affiliate, as defined by the Act, must notify the Board and obtain prior written approval before entering into a debt transaction, which includes (i) loans, lines of credit or similar financing; (ii) public and private debt offerings; or (iii) any transaction that provides guarantees, grants a form of security, or encumbers assets of the licensee, casino operator or casino manager or affiliate. Exceptions to the requirement of prior written approval include, without limitation, transactions not exceeding $2,500,000 in which all of the lenders are qualified institutional lenders pursuant to the Louisiana Act; transactions that do not substantially modify or alter the terms of an existing, previously approved debt transaction; transactions involving securities to be registered with the Securities and Exchange Commission and sold pursuant to an underwriters’ agreement; transactions involving private placement offerings with registration rights under Rule 144A and Regulation S promulgated by the Securities and Exchange Commission and sold pursuant to a purchase agreement with initial purchasers; or transactions qualifying under a shelf approval pursuant to the Louisiana Act. Transactions under a shelf

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approval, transactions involving publicly registered securities, and transactions involving private placement offerings with registration rights are, however, subject to certain notice and reporting requirements. The Board may rescind a shelf approval without prior written notice.

If it should be determined that the Louisiana Act or license conditions have been violated by us or any of our Louisiana subsidiaries holding riverboat gaming licenses, the Board could revoke, suspend, limit, or condition the licenses, subject to compliance with certain statutory and regulatory procedures. In addition, we, the Louisiana subsidiaries holding riverboat gaming licenses, and the persons involved in any violations of the Louisiana Act could be subject to substantial fines for each separate violation of the Louisiana Act at the discretion of the Board. To the extent a decision of the Board is appealable, such appeal may be made to the 19th Judicial District Court for the Parish of East Baton Rouge, State of Louisiana.

Certain related Louisiana legislation required statewide local elections on a parish-by-parish basis to determine whether to prohibit or continue to permit licensed riverboat gaming. The applicable local elections have occurred in all parishes in which we operate our riverboat gaming vessels, and the voters in those parishes voted to continue licensed riverboat gaming. However, it is noteworthy that the current legislation does not provide for any moratorium on future local elections on gaming.

Missouri. On November 3, 1992, a statewide referendum authorized gaming in the State of Missouri on the Missouri and the Mississippi Rivers. On April 29, 1993, Missouri enacted revised legislation (as amended, the “Missouri Gaming Law”) which amended the existing legislation. In a decision handed down on January 25, 1994, the Missouri Supreme Court held that games of chance were prohibited under the Missouri constitution. In a statewide election held on November 8, 1994, Missouri voters approved the adoption of an amendment to the Missouri Constitution which permits the legislature to allow games of chance to be conducted on excursion boats and floating facilities on the Mississippi River and the Missouri River. As a result of the amendment, games of chance are also permitted subject to Missouri Gaming Law. Pursuant to the Missouri Gaming Law, there are twelve operating riverboat gaming facility sites in Missouri: one in Caruthersville; one in Boonville; four in the St. Louis area; four in the Kansas City area; one in LaGrange; and one in St. Joseph.

On September 1, 2004, the Missouri Gaming Commission (the “MGC”) selected one of our subsidiaries, Casino One Corporation (“Casino One”) as a priority to be investigated to determine suitability for Class A licenses in both the City of St. Louis and in the County of St. Louis. Subsequent to receipt of these designations, Casino One filed on behalf of both the City of St. Louis and the St. Louis County sites applications to obtain permanent docking and placement of the gaming facilities in a basin within 1,000 feet of the Mississippi River. Approval for placement and permanent docking are required under the Missouri Gaming Law. On January 12, 2005 and on May 25, 2005, the MGC granted approval to Casino One of the location of the City of St. Louis and the St. Louis County gaming facilities.

In December 2006, Pinnacle acquired 100% of the stock of President Riverboat Casino Missouri (“PRC-MO”). PRC-MO was a licensee authorized to conduct gaming in Missouri and Pinnacle is the holding company of PRC-MO. PRC-MO operated a gaming facility in St. Louis, Missouri.

On January 27, 2010, the MGC issued a preliminary order for disciplinary action against PRC-MO, a wholly-owned subsidiary of Pinnacle and the operator of the President Riverboat Casino that proposed that the MGC revoke the license of the PRC-MO. The MGC alleged in its preliminary order that there had been a purposeful downgrading of the President Casino’s offerings and revenues, which it claimed should have subjected PRC-MO to disciplinary action. On March 20, 2010, PRC-MO entered into a Settlement Agreement with the MGC. Pursuant to the Settlement Agreement, PRC-MO agreed to surrender its gaming license associated with the President Casino to the MGC and cease operations on or before July 10, 2010, and the MGC agreed to withdraw and dismiss its order for disciplinary action. The Settlement Agreement does not affect our other casinos in Missouri, Lumière Place or River City. On June 25, 2010, PRC-MO shut down operations at the President Casino and subsequently surrendered its gaming license to the MGC. PRC-MO at the time of the Settlement Agreement leased a “Mooring Area” from the City of St. Louis. On June 8, 2011 PRC-MO terminated the lease with the City in a “Lease Termination Agreement”, which provided for the removal of the vessel that housed the President Casino and provided for described repairs

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to improvements in the leasehold area. The vessel has now been removed, the Lease is terminated and all repairs and other requirements have been completed. PRC-MO no longer owns the vessel which has been sold to an unrelated third party. PRC-MO is now obtaining approval of the Army Corps of Engineers to assign its permit to the City for the remaining river cells that supported the vessel. The Corps approval is expected and is the last known City required action of PRC-MO.

Pinnacle is also the holding company of Casino One which obtained a Class A license to operate a gaming facility known as Lumière Place in St. Louis, Missouri, on November 27, 2007. Casino One also filed an application before the MGC to construct, own and operate a casino in St. Louis County, Missouri. On July 26, 2006, Pinnacle was licensed in Missouri as a “key person” business entity for the applicant for license, Casino One. As a key person business entity, Pinnacle is licensed and regulated by the MGC, and its ability to engage in certain transactions is restricted.

Effective May 30, 2008, certain amendments were made to Missouri’s gaming regulations, including 11 CSR 45-4.020(10) that provide for the division of Missouri gaming licenses into Class A and Class B Licenses. Pinnacle now holds a Class A License which allows Pinnacle to “operate” the Casino One business entity. Casino One now holds a Class B License allowing Casino One to operate the Lumière Place gaming operations in Missouri. Based on these amended regulations, Casino One as operator of the Lumière Place gaming facility is a Class B license holder. Pinnacle, as the holding and parent company of Casino One, holds a Class A license. Because of the change in gaming regulations establishing the new Class B Licenses, the MGC requested that Pinnacle establish a new business entity in Missouri to act as Class B Applicant for Pinnacle’s St. Louis County casino prior to its completion in March of 2010. At this request of the MGC, Pinnacle renamed an existing Missouri limited liability company, PNK (River City), LLC (“River City”), which became the Class B applicant for the St. Louis County Casino known as River City Casino in December of 2009. On March 6, 2010, the MGC issued River City a Class B license for a period of one year, expiring on March 6, 2011. Pinnacle became and remains the Class A Licensee for River City.

Pinnacle must obtain advance approval of the MGC to transfer or issue any ownership interest in Pinnacle and/or Casino One, and/or River City or to enter into any contract or arrangement, whereby a person or group of persons acting in concert (A) owns, controls, or has power to vote twenty-five percent or more of the voting ownership interest in Pinnacle, Casino One or River City, or (B) controls the election of a majority of the directors or managers of Pinnacle, Casino One or River City.

Pinnacle may not transfer or issue any ownership interest in Casino One or River City without providing sixty days advance notice to the MGC. During the notice period the Commission may disapprove the transaction or require the transaction to be delayed pending further investigation.

Pinnacle may not pledge or hypothecate its ownership interest in Casino One or River City, or subject such ownership interests to any type of security interest held by any entity or person other than a financial institution without providing sixty days advance notice to, and without obtaining prior approval from, the MGC. During the notice period the Commission may disapprove the transaction or require the transaction to be delayed pending further investigation. If a transfer of ownership is involved, separate notice must be provided at least thirty days prior to the transfer and this restriction must be specifically included in the grant of the pledge, hypothecation, or security interest.

Neither the Missouri Gaming licenses of Casino One or River City, nor any interest in such licenses may be pledged, hypothecated, or transferred in any way.

The MGC must be notified of the intention to consummate any of the following transactions at least fifteen days prior to consummation, and the Commission may reopen the licensing hearing of Casino One or River City to consider the effect of the transaction on suitability for each or either licensee: (A) any issuance of an ownership interest in Pinnacle, Casino One or River City if such issuance will involve five percent or greater of the ownership interest of Pinnacle, Casino One or River City, assuming that all of the ownership interest in the issuance is issued and outstanding; (B) any private incurrence of debt equal to or exceeding one million dollars by Pinnacle or Casino One or River City; (C) any public issuance of debt by Pinnacle, Casino One, or River City; or (D) any transaction involving Casino One, or River City and a

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“related party” (any key person or holding company of Casino One or River City, including Pinnacle and Casino Magic Corporation, another subsidiary of Pinnacle; any person under the control of Casino One or River City, or any of its key persons, including Pinnacle; or any person sharing a holding company in common with Casino One or River City where the transaction involves any of the following: (1) consideration paid for services provided by the related party or personnel working on behalf of the related party; (2) any arrangement in which consideration paid to the related party is based upon any measure of financial or business production of Casino One or River City; (3) any allocation of expenses between related parties; or (4) any loan or credit issued from the related party to Casino One or River City at a rate of interest that is at least one percent higher than the “bank prime loan rate” as reported by the Federal Reserve System Board of Governors on Form H.15. Pinnacle must report the consummation of any of the following transactions to the MGC within seven days: (A) any transfer or issuance of ownership interest in Pinnacle, or Casino One or River City that has resulted in an entity or group of entities acting in concert owning a total ownership interest equaling five percent or greater of the ownership interest of Pinnacle or PRC-MO, Casino One or River City, or (B) any pledge or hypothecation of, or grant of a security interest in, five percent or more of the ownership interest of Pinnacle, or Casino One or River City, provided that if any ownership interest is transferred pursuant to a pledge, hypothecation, or security interest, separate notice to the Commission is required not later than seven days after consummation of the transfer.

Casino One and River City must notify the MGC no later than seven days following the consummation of any transaction by Pinnacle, or Casino One, or River City, or any entity affiliated with Casino One and/or River City that involves or relates to Casino One and/or River City and has a dollar value equal to or greater than one million dollars.

All direct, indirect or beneficial owners of our common stock, holding an interest of 5% or more in us, are subject to licensing requirements of the MGC that require the filing of an application that includes extensive suitability and financial information and is subject to review and approval of MGC. We are permitted to require any such “key person” or business that either fails to file for a license with the MGC or is not found suitable by the MGC, to divest itself of all such common stock in accordance with our certificate of incorporation. The MGC or its Director may also determine that any other holder of our common stock is subject to the above licensing requirements regardless of the percentage interest of ownership in us. Additionally, an institutional investor holding an interest of 20% or less in us for only passive investment purposes may be exempted from these licensure requirements by the MGC.

Under the Missouri Gaming Law, the ownership and operation of riverboat gaming facilities in Missouri are subject to extensive state and local regulation. After the receipt of licensing approval from and in the discretion of the MGC, the construction of the St. Louis County facilities and the commencement of operations of the St. Louis County facilities, we, River City, our subsidiary that will operate the County project, any subsidiaries, and some of their officers and employees are and will be subject to specific regulations, including ongoing licensing requirements. As part of the application and licensing process for a gaming license, the applicant must submit detailed financial, operating and other reports to the MGC. Each applicant has an ongoing duty to update the information provided to the MGC in the application, usually within seven days of a material change in the information on file with the Commission. Casino One and River City frequently update their respective application materials for the Class B License. In addition to the information required of the applicant, directors, officers, affiliated business entities and other defined “key persons” (which include individuals and companies designated by the MGC) must submit Personal Disclosure Forms, which include detailed financial information, and are subject to thorough investigations. In addition, we and some of our officers and directors have submitted Personal Disclosure Forms and applications to the MGC. All gaming employees must obtain an occupational license issued by the MGC. Suppliers are also subject to licensing requirements of the MGC.

The Class A (parent organization or controlling entity) and Class B (operator of the gaming facility) licenses are issued through application to the MGC, which requires, among other things:

•	suitability investigations into an applicant’s character, financial responsibility, experience, and qualifications;

•	suitability investigations into each designated key person or affiliated business entity’s character, financial responsibility, experience and qualifications;

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•	disclosure of required financial (see above) and other personal information on each key person or designated affiliated business entity;

•	disclosure of required financial (see above) and other personal information on each key person or designated affiliated business entity;

•	an affirmative action plan for the hiring and training of minorities and women; and

•	an economic development or impact report.

License fees cover all related costs of the MGC investigation and are a minimum of $50,000 for the initial application and $25,000 annually thereafter. We, Casino One and River City each undergo on a periodic basis a full licensing investigation and hearing in connection with its licensing as above stated. River City is currently going through a full licensing renewal procedure as stated below.

The Missouri Gaming Law and implementing regulations impose restrictions on the use of and do not permit the transfer of the gaming licenses as well as limitations on transactions engaged in by licensees. The licenses issued by the MGC may not be transferred nor pledged as collateral. The Missouri Gaming Law regulations bar a licensee from taking any of the following actions without prior notice to, and approval by, the MGC:

•	any transfer or issuance of an ownership interest in a gaming licensee that is not a publicly held company;

•	any transfer or issuance of an ownership interest of five percent or more of the issued and outstanding ownership interest of a company which is publicly traded and is a holding company;

•	any private incurrence of debt by the licensee or any holding company of $1,000,000 or more;

•	any public issuance of debt by a licensee or its holding company; and

•	defined “significant related party transactions.”

In addition, the licensee must notify the MGC of other transactions that include the transfer of five percent or more of an ownership interest in the licensee or holding company if publicly held and any transaction of at least $1,000,000.

The restrictions on transfer of ownership apply to us as well as the direct licensees, Casino One and River City. Gaming equipment may not be pledged. Corporate stock of some licensees may not be pledged except in narrow circumstances and subject to regulatory conditions.

Missouri statutes and administrative rules contain detailed requirements and conditions concerning the operation of a licensed excursion gaming boat facility, including, but not limited to the following:

•	a charge of two dollars per gaming customer per excursion that licensees must either collect from each customer or pay itself to the MGC;

•	minimum payouts;

•	the payment of a 21% tax on adjusted gross receipts;

•	prohibitions against providing credit to gaming customers;

•	the use of credit cards and the cashing of checks by customers;

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•

providing security on the excursion gambling boat, including a requirement that each licensee reimburse the MGC for all costs of any MGC staff, including Missouri Highway Patrol Officers necessary to protect the public on the licensee’s riverboat;

•	the receipt of liquor licenses from the MGC and local jurisdictions; and

•	the adoption of minimum control standards for the conduct of gaming and the operation of the facility approved by the MGC.

The MGC has the power, as well as broad discretion in exercising this power, to revoke or suspend gaming or occupational licenses and impose other penalties for violations of the Missouri Gaming Law and the rules and regulations promulgated thereunder, including without limitation, forfeiture of all gaming equipment used for improper gaming and fines of up to three times a licensee’s highest daily gross receipts during the preceding twelve months.

The Class A license issued to Casino One in November 2007 for Lumière Place was issued for a period of ninety days or for the period through the March 2008 Commission meeting, pending the completion of certain American Bureau of Shipping certifications as to the installation of certain strain gauge devices (the “Devices”) by Casino One at the casino dock site. Casino One and Pinnacle signed a hold harmless agreement with the MGC indemnifying the MGC as to claims and costs incurred as a result of issuance of the license to Casino One.

On December 19, 2008, the MGC issued Casino One a Class B license for a period of one year, expiring December 19, 2009, and terminated the hold harmless agreement previously executed by Casino One and Pinnacle. The Class B license rather than a Class A license was issued by the Commission as a result of the May 30, 2008, amendments to the Missouri gaming regulations. A key person business entity license was issued to Pinnacle on July 26, 2006, expiring October 31, 2011. Pinnacle became a Class A Licensee by virtue of the May 30, 2008, amendments. The Class B License of Casino One was renewed by the MGC for a period of two years on December 2, 2009, effective December 19, 2009.

On February 23, 2011, the MGC approved PNK (River City), LLC’s application to renew the Class B License of River City for a period of two years.

Although the Missouri Gaming Law provides no limit on the amount of riverboat space that may be used for gaming, the MGC is empowered to impose space limitations through the adoption of rules and regulations.

Previously, the Missouri Gaming Law imposed as to each customer a $500 loss limit per two-hour period established by each licensee with the approval of the MGC. However, Missouri registered voters approved of Proposition A on November 4, 2008, which amended Section 313.805(3) RSMo to provide that the MGC shall not establish any regulations or policies that limit the amount of wagers, losses, or buy-in amounts.

Specifically, Proposition A, which was a ballot referendum (1) repealed the maximum loss limit for gambling; (2) repealed the current individual maximum loss limit for gambling; (3) prohibited any future loss limits; (4) required identification to enter the gambling area only if necessary to establish that an individual is at least 21 years old; (5) restricted the number of casinos to those already built or being built; (6) increased the casino gambling tax from 20% to 21%; (7) created a new specific education fund from additional gambling tax proceeds generated as a result of this measure called the “Schools First Elementary and Secondary Education Improvement Fund”; and (8) required annual audits of this new fund.

In addition, the MGC is empowered to determine on a city and county-specific basis where “dockside” or permanently-docked gaming is appropriate and may be permitted. The MGC has authorized all twelve licensed sites to operate all or a portion of their facilities on a continuously docked basis. The MGC issued the thirteenth (13th) Class B License to Isle of Capri Casinos for Cape Girardeau, Missouri.

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Nevada. The ownership and operation of casino gaming facilities in Nevada are subject to: (i) the Nevada Gaming Control Act and the regulations promulgated thereunder (collectively, the “Nevada Act”); and (ii) various local regulations. Our gaming operations are subject to the licensing and regulatory control of the Nevada Gaming Commission (the “Nevada Commission”), the Nevada State Gaming Control Board (the “Nevada Board”) and the City of Reno. The Nevada Commission, the Nevada Board and the City of Reno are collectively referred to as the “Nevada Gaming Authorities.”

The laws, regulations and supervisory procedures of the Nevada Gaming Authorities are based upon declarations of public policy which are concerned with, among other things: (i) the prevention of unsavory or unsuitable persons from having a direct or indirect involvement with gaming at any time or in any capacity; (ii) the establishment and maintenance of responsible accounting practices and procedures; (iii) the maintenance of effective controls over the financial practices of licensees, including the establishment of minimum procedures for internal fiscal affairs and the safeguarding of assets and revenues, providing reliable record keeping and requiring the filing of periodic reports with the Nevada Gaming Authorities; (iv) the prevention of cheating and fraudulent practices; and (v) providing a source of state and local revenues through taxation and licensing fees. Changes in such laws, regulations and procedures could have an adverse effect on Boomtown Reno’s gaming operations.

Our subsidiary which operates Boomtown Reno and two other gaming operations that have only slot machines (the “Gaming Subsidiary”) is required to be licensed by the Nevada Gaming Authorities. The gaming licenses require the periodic payment of fees and taxes and are not transferable. We are currently registered by the Nevada Commission as a publicly traded corporation (a “Nevada Registered Corporation”) and have been found suitable as the parent company of the Gaming Subsidiary, which is a gaming licensee under the terms of the Nevada Act. As a Registered Corporation, we are required periodically to submit detailed financial and operating reports to the Nevada Commission and furnish any other information which the Nevada Commission may require. No person may become a more than 5% stockholder of, or holder of more than a 5% interest of, or receive any percentage of profits from, a gaming licensee without first obtaining licenses and approvals from the Nevada Gaming Authorities. We and the Gaming Subsidiary have obtained from the Nevada Gaming Authorities the various registrations, findings of suitability, approvals, permits and licenses required in order to engage in gaming activities in Nevada.

The Nevada Gaming Authorities may investigate any individual who has a material relationship to, or material involvement with, us or the Gaming Subsidiary in order to determine whether such individual is suitable or should be licensed as a business associate of a gaming licensee. Our and the Gaming Subsidiary’s officers, directors and certain key employees, must file applications with the Nevada Gaming Authorities and may be required to be licensed or found suitable by the Nevada Gaming Authorities. Our officers, directors and key employees who are actively and directly involved in gaming activities of the Gaming Subsidiary may be required to be licensed or found suitable by the Nevada Gaming Authorities. The Nevada Gaming Authorities may deny an application for licensing for any cause which they deem reasonable. A finding of suitability is comparable to licensing, and both require submission of detailed personal and financial information followed by a thorough investigation. The applicant for licensing or a finding of suitability must pay all the costs of the investigation. Changes in licensed positions must be reported to the Nevada Gaming Authorities and, in addition to their authority to deny an application for a finding of suitability or licensure, the Nevada Gaming Authorities have jurisdiction to disapprove a change in a corporate position. If the Nevada Gaming Authorities were to find an officer, director or key employee unsuitable for licensing or unsuitable to continue having a relationship with us or the Gaming Subsidiary, the companies involved would have to sever all relationships with such person. In addition, the Nevada Commission may require us or the Gaming Subsidiary to terminate the employment of any person who refuses to file appropriate applications. Determinations of suitability or of questions pertaining to licensing are not subject to judicial review in Nevada.

We and the Gaming Subsidiary are required to submit detailed financial and operating reports to the Nevada Commission. Substantially all material loans, leases, sales of securities and similar financing transactions by us and the Gaming Subsidiary must be reported to or approved by the Nevada Commission.

If it were determined that the Nevada Act was violated by the Gaming Subsidiary, the gaming licenses it holds could be limited, conditioned, suspended or revoked, subject to compliance with certain statutory and regulatory procedures. In addition, we, the Gaming Subsidiary and the persons involved could be subject to substantial fines for each separate violation of the Nevada Act at the discretion of the Nevada

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Commission. Further, a supervisor could be appointed by the Nevada Commission to operate Boomtown Reno and, under certain circumstances, earnings generated during the supervisor’s appointment (except for reasonable rental value of the casino) could be forfeited to the State of Nevada. Limitation, conditioning or suspension of the gaming licenses of the Gaming Subsidiary or the appointment of a supervisor could (and revocation of any gaming license would) negatively affect our gaming operations.

Any beneficial holder of our voting or non-voting securities, regardless of the number of shares owned, may be required to file an application, be investigated, and be found suitable as a beneficial holder of our voting securities if the Nevada Commission has reason to believe that such ownership would otherwise be inconsistent with the declared policies of the State of Nevada. The applicant must pay all costs of investigation incurred by the Nevada Gaming Authorities in conducting any such investigation.

The Nevada Act requires any person who acquires beneficial ownership of more than 5% of a Nevada Registered Corporation’s voting securities to report the acquisition to the Nevada Commission. The Nevada Act requires that beneficial owners of more than 10% of a Nevada Registered Corporation’s voting securities apply to the Nevada Commission for a finding of suitability within thirty days after the Chairman of the Nevada Board mails the written notice requiring such filing. However, an “institutional investor,” as defined in the Nevada Act, which beneficially owns more than 10% but not more than 11% of a Nevada Registered Corporation’s voting securities as a result of a stock repurchase by the Nevada Registered Corporation may not be required to file such an application. Further, an institutional investor which acquires more than 10%, but not more than 25%, of a Nevada Registered Corporation’s voting securities may apply to the Nevada Commission for a waiver of such finding of suitability if such institutional investor holds the voting securities for investment purposes only. An institutional investor that has obtained a waiver may hold more than 25% but not more than 29% of a Nevada Registered Corporation’s voting securities and maintain the waiver where the additional ownership results from a stock repurchase by the Nevada registered Corporation. An institutional investor shall not be deemed to hold voting securities for investment purposes unless the voting securities were acquired and are held in the ordinary course of business as an institutional investor and not for the purpose of causing, directly or indirectly, the election of a majority of the members of the board of directors of the Nevada Registered Corporation, any change in the Nevada Registered Corporation’s corporate charter, restated bylaws, management, policies or operations of the Nevada Registered Corporation, or any of its gaming affiliates, or any other action which the Nevada Commission finds to be inconsistent with holding the Nevada Registered Corporation’s voting securities for investment purposes only. Activities which are not deemed to be inconsistent with holding voting securities for investment purposes only include: (i) voting on all matters voted on by stockholders; (ii) making financial and other inquiries of management of the type normally made by securities analysts for informational purposes and not to cause a change in its management, policies or operations; and (iii) such other activities as the Nevada Commission may determine to be consistent with such investment intent. If the beneficial holder of voting securities who must be found suitable is a corporation, partnership or trust, it must submit detailed business and financial information, including a list of beneficial owners. The applicant is required to pay all costs of investigation.

Any person who fails or refuses to apply for a finding of suitability or a license within thirty days after being ordered to do so by the Nevada Commission or the Chairman of the Nevada Board, may be found unsuitable. The same restrictions apply to a record owner if the record owner, after request, fails to identify the beneficial owner. Any security holder found unsuitable and who holds, directly or indirectly, any beneficial ownership of the security beyond such period of time as may be prescribed by the Nevada Commission may be guilty of a criminal offense. We are subject to disciplinary action if, after we receive notice that a person is unsuitable to be a security holder or to have any other relationship with us or the Gaming Subsidiary, we: (i) pay that person any dividend or interest upon our voting securities, (ii) allow that person to exercise, directly or indirectly, any voting right conferred through securities held by that person, (iii) pay remuneration in any form to that person for services rendered or otherwise, or (iv) fail to pursue all lawful efforts to require such unsuitable person to relinquish such person’s voting securities including, if necessary, the immediate purchase of said securities for cash at fair market value.

The Nevada Commission may, in its discretion, require the holder of any debt security of a Nevada Registered Corporation to file applications, be investigated and be found suitable to own the debt or other security of a Nevada Registered Corporation if the Nevada Commission has reason to believe that such

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holder’s acquisition of such debt or other security would otherwise be inconsistent with the policy of the State of Nevada. If the Nevada Commission determines that a person is unsuitable to own such security, then pursuant to the Nevada Act, the Nevada Registered Corporation can be sanctioned, including the loss of its approvals if, without the prior approval of the Nevada Commission, it: (i) pays to the unsuitable person any dividend, interest, or any distribution whatsoever; (ii) recognizes any voting right by such unsuitable person in connection with such securities; (iii) pays the unsuitable person remuneration in any form; or (iv) makes any payment to the unsuitable person by way of principal, redemption, conversion, exchange, liquidation, or similar transaction.

We are required to maintain a current stock ledger in Nevada which may be examined by the Nevada Gaming Authorities at any time. If any securities are held in trust by an agent or by a nominee, the record holder may be required to disclose the identity of the beneficial owner to the Nevada Gaming Authorities. A failure to make such disclosure may be grounds for finding the record holder unsuitable. We are also required to render maximum assistance in determining the identity of the beneficial owner. The Nevada Commission has the power to require that our stock certificates bear a legend indicating that the securities are subject to the Nevada Act. However, to date the Nevada Commission has not imposed such a requirement on us.

We are not permitted to make a public offering of our securities without the prior approval of the Nevada Commission if the securities or the proceeds therefrom are intended to be used to construct, acquire or finance gaming facilities in Nevada, or to retire or extend obligations incurred for such purposes. On February 24, 2011, the Nevada Commission granted us prior approval to make public offerings for a period of two years, subject to certain conditions (the “Nevada Shelf Approval”). The Nevada Shelf Approval also applies to any affiliated company wholly owned by us (an “Affiliate”), which is a publicly traded corporation or would thereby become a publicly traded corporation pursuant to a public offering. The Nevada Shelf Approval, however, may be rescinded for good cause without prior notice upon the issuance of an interlocutory stop order by the Chairman of the Nevada Board. The Nevada Shelf Approval does not constitute a finding, recommendation or approval of the Nevada Gaming Authorities as to the accuracy or the adequacy of the prospectus or the investment merits of the securities offered thereby. Any representation to the contrary is unlawful.

Changes in control of a Nevada Registered Corporation through merger, consolidation, stock or asset acquisitions, management or consulting agreements, or any act or conduct by a person whereby such person obtains control, may not occur without the prior approval of the Nevada Commission. Entities seeking to acquire control of a Nevada Registered Corporation must satisfy the Nevada Board and Nevada Commission in a variety of stringent standards prior to assuming control of such Nevada Registered Corporation. The Nevada Commission may also require controlling stockholders, officers, directors and other persons having a material relationship or involvement with the entity proposing to acquire control to be investigated and licensed as part of the approval process relating to the transaction.

The Nevada legislature has declared that some corporate acquisitions opposed by management, repurchases of voting securities and corporate defense tactics affecting Nevada corporate gaming licensees, and Nevada Registered Corporations that are affiliated with those operations, may be injurious to stable and productive corporate gaming. The Nevada Commission has established a regulatory scheme to ameliorate the potentially adverse effects of these business practices upon Nevada’s gaming industry and to further Nevada’s policy to: (i) assure the financial stability of corporate gaming licensees and their affiliates; (ii) preserve the beneficial aspects of conducting business in the corporate form; and (iii) promote a neutral environment for the orderly governance of corporate affairs. Approvals are, in certain circumstances, required from the Nevada Commission before the Nevada Registered Corporation can make exceptional repurchases of voting securities above the current market price thereof and before a corporate acquisition opposed by management can be consummated. The Nevada Act also requires prior approval of a plan of recapitalization proposed by the Nevada Registered Corporation’s Board of Directors in response to a tender offer made directly to the Nevada Registered Corporation’s stockholders for the purposes of acquiring control of the Nevada Registered Corporation.

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License fees and taxes, computed in various ways depending on the type of gaming or activity involved, are payable to the State of Nevada and to the City of Reno, in which the Gaming Subsidiary’s operations are conducted. Depending upon the particular fee or tax involved, these fees and taxes are payable either monthly, quarterly, or annually and are based upon either: (i) a percentage of the gross revenues received; (ii) the number of gaming devices operated; or (iii) the number of table games operated. An entertainment tax is also paid by casino operations where live entertainment is furnished in connection with an admission charge and the serving or selling of food or refreshments, or the selling of any merchandise.

Any person who is licensed, required to be licensed, registered, required to be registered, or is under common control with such persons (collectively, “Licensees”), and who proposes to become involved in a gaming venture outside of Nevada, is required to deposit with the Nevada Board, and thereafter maintain, a revolving fund in the amount of $10,000 to pay the expenses of investigation by the Nevada Board of such Licensee’s participation in such foreign gaming. The revolving fund is subject to increase or decrease in the discretion of the Nevada Commission. Thereafter, Licensees are required to comply with certain reporting requirements imposed by the Nevada Act. Licensees are also subject to disciplinary action by the Nevada Commission if they knowingly violate any laws of the foreign jurisdiction pertaining to the foreign gaming operation, fail to conduct the foreign gaming operation in accordance with the standards of honesty and integrity required of Nevada gaming operations, engage in activities or enter into associations that are harmful to the State of Nevada or its ability to collect gaming taxes and fees, or employ, contract with, or associate with a person in the foreign operation who has been denied a license or finding of suitability in Nevada on the ground of unsuitability.

New Jersey. The ownership and operation of casino facilities and the conduct of gaming activities in Atlantic City, New Jersey, are subject to extensive state regulation under the New Jersey Casino Control Act (the “New Jersey Act”), the regulations promulgated thereunder, and the supervision of the New Jersey Casino Control Commission (the “New Jersey Commission”) and the New Jersey Division of Gaming Enforcement (the “New Jersey Division”).

The New Jersey Act and regulations concern primarily (i) the financial stability, business ability, and good character, honesty and integrity of casino licensees and casino service industry enterprise (“CSIE”) licensees, their intermediary and holding companies, and the directors, employees, security holders and lenders of each (with the exception of banks or other licensed lending institutions that make loans or hold mortgages or other liens acquired in the ordinary course of business); (ii) the nature of hotel and casino facilities; and (iii) the operating methods and financial and accounting practices used in connection therewith.

The New Jersey Act imposes a tax of eight percent (8%) on gross gaming revenues and an investment alternative tax of two and one-half percent (2.5%) of gross gaming revenues that can be fully offset by investment tax credits equal to one and one-quarter percent (1.25%) of gross gaming revenues. Credits are obtained by purchasing bonds issued by, or investing in housing or other development projects approved by, the Casino Reinvestment Development Authority. Casinos are subject to additional taxes and fees, including, among others, an annual license fee of $500.00 on every slot machine in use or maintained for use.

The Company is subject to the jurisdiction of the New Jersey Commission, the New Jersey Division and the New Jersey Act by reason of (i) having been granted a Statement of Compliance that the Company is qualified to be a holding company of a casino licensee; and (ii) being an applicant for a gaming-related CSIE license. The CSIE license application was required as a condition of, among other things, the Company’s being able to possess, store and transport slot machines in connection with the closing of the Sands Hotel and Casino. The Company has put its New Jersey properties up for sale and does not anticipate needing to qualify as a casino holding company or, once the New Jersey properties are sold, needing a CSIE license.

The New Jersey Commission has broad discretion regarding the issuance, renewal, revocation, and suspension of all casino licenses. The New Jersey Division has broad discretion regarding the control of casino operations and the licensing of gaming-related CSIEs. Casino licenses and CSIE licenses are not transferable, but control of an entity that holds a casino license can be transferred with the express prior written approval of the New Jersey Commission. By comparison, if control of an entity that holds a CSIE

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license is transferred, then the license is forfeited unless in the discretion of the New Jersey Division, such transfer is deemed to be consistent with the public interest and policies of the New Jersey Act. Applicants for gaming-related CSIE licenses can do business with casino licensees pursuant to transactional waivers sought by petition to the New Jersey Division.

Participation in casino operations as a licensee is deemed a revocable privilege, not a property right. It is conditioned on the proper and continued qualification of the licensee and upon the discharge of the affirmative responsibility of each such licensee to provide to the regulatory and investigatory authorities any assistance and information necessary to ensure that the policies declared by the New Jersey Act are achieved.

The New Jersey Act imposes restrictions on the ownership and transfer of equity or debt instruments issued by an entity that holds a casino license or is deemed a holding company, intermediary company, subsidiary or “entity qualifier” of a casino licensee (collectively, “affiliates”). The New Jersey Act provides that the corporate charter of a publicly traded affiliate of a casino licensee must require that a holder of the affiliate’s securities dispose of them if the holder is found disqualified under the New Jersey Act. The Act also requires that the corporate charter (or certificate of formation for an LLC) of a casino licensee or a privately-held affiliate of the licensee must:

•	establish the right of prior approval by the New Jersey Commission with regard to the transfer of any interest in the entity; and

•

create the absolute right of the entity to repurchase any security, share or other interest in the entity at the market price or purchase price, whichever is less, if the New Jersey Commission disapproves a transfer of the interest in accordance with the provisions of the New Jersey Act.

The Company’s corporate charter would be amended to conform to the requirements of the New Jersey Act before an affiliate of the Company would be granted a casino license. The organic documents for any subsidiary that would become a New Jersey casino licensee and any other affiliates in the chain of ownership of the licensee would likewise need to conform.

If the New Jersey Commission or the New Jersey Division finds that an individual owner or holder of the securities or other interests of a casino licensee or a CSIE licensee, respectively, or any of their affiliates is disqualified under the New Jersey Act, the New Jersey Commission or New Jersey Division may propose remedial action, including divestiture of the securities or other interests. If disqualified persons fail to divest the interests, the New Jersey Commission or New Jersey Division may revoke or suspend the appropriate license; however, if an affiliate of a casino licensee is a publicly traded company, and the New Jersey Commission makes a disqualification finding with respect to an owner or holder of any interest therein, and the New Jersey Commission also finds that:

•	the affiliate has adopted the required charter provisions;

•

the affiliate has made a good faith effort, including the prosecution of all legal remedies, to comply with any order of the New Jersey Commission or New Jersey Division requiring the divestiture of the interest held by the disqualified owner or holder; and

•

the disqualified owner or holder does not have the ability to control the affiliate or the licensee, or to elect one or more members of the board of directors of the affiliate or licensee, then the New Jersey Commission will not take action against the casino licensee or its affiliate with respect to the continued ownership of the interest by the disqualified owner or holder.

Before a casino license or CSIE license will be granted or renewed, all security holders of a holding company of the applicant or licensee must qualify under the New Jersey Act or have the qualification requirement waived or deemed inapplicable. Under the New Jersey Act, a security holder is presumed to have the ability to control a publicly traded corporation or to elect one or more members of its board of directors, and thus to be ineligible for waiver, if the holder owns or beneficially holds five percent (5%) or more of the voting securities of the corporation. Typically, the publicly traded issuer or its licensed casino

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affiliate will seek a blanket waiver for persons holding less than five percent (5%) of the issuer’s voting securities. (Holders of less than 5% of the voting securities of a CSIE or its affiliates are not “qualifiers” and therefore do not need a waiver of the qualification requirement.) The presumption of control can be rebutted by clear and convincing evidence, including a showing that a holder is an “institutional investor,” as that term is defined under the New Jersey Act, and satisfies the conditions for institutional investor waiver described below.

An institutional investor is defined by the New Jersey Act as: any retirement fund administered by a public agency for the exclusive benefit of federal, state, or local public employees; any investment company registered under the Investment Company Act of 1940, any collective investment trust organized by banks under Part Nine of the Rules of the Comptroller of the Currency; any closed end investment trust; any chartered or licensed life insurance company or property and casualty insurance company; any banking or other chartered or licensed lending institution; any investment adviser registered under the Investment Advisers Act of 1940; and such other persons as the New Jersey Division may determine for reasons consistent with the policies of the New Jersey Act.

An institutional investor is entitled to a waiver of qualification if it holds less than twenty-five percent (25%) of the “equity” securities (interpreted by the New Jersey Commission to mean the voting securities) of a holding or intermediary company of a casino licensee or gaming-related CSIE licensee, or of the CSIE licensee itself, and:

•	the securities were purchased for investment purposes only;

•	the Director of the New Jersey Division finds no cause to believe the institutional investor may be found unqualified; and

•

the institutional investor files a certified statement to the effect that it has no intention of influencing or affecting the affairs of the issuer, the licensee, or any of the licensee’s other affiliates. Voting on matters put to the vote of the outstanding security holders does not constitute an attempt to influence.

The New Jersey Commission may grant a waiver of qualification to an institutional investor holding twenty-five percent (25%) or more of an affiliate of a casino licensee, a gaming-related CSIE licensee, or the CSIE licensee itself, upon a showing of good cause and if the conditions specified above are met.

Institutional holders of debt securities of an affiliate of a casino licensee where the debt is related in any way to the financing of the casino licensee are entitled to a waiver of qualification if the holder’s position in the aggregate is not more than twenty-five percent (25%) of the total outstanding debt of the affiliate and not more than fifty percent (50%) of any outstanding debt issue of the affiliate (such as individual series of subordinated debt), and if the institutional investor satisfies the conditions specified above. As with equity securities, the New Jersey Division may grant a waiver of qualification to institutional investors holding larger positions upon a showing of good cause and if the institutional investor satisfies all the conditions specified above.

The New Jersey Act and regulations do not specifically call for the qualification of holders of debt of CSIE’s, but the New Jersey Division could at any time require such qualification, in which case similar waiver requirements to those applied to the holders of debt of affiliates of casino licensees would likely apply.

Generally, institutional holders seeking waiver of qualification must execute a certification stating that:

•	the holder has reviewed the definition of institutional investor under the New Jersey Act and believes that it meets the definition of institutional investor;

•	the holder purchased the securities for investment purposes only and holds them in the ordinary course of business;

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•	the holder has no involvement in the business activities of, and no intention of influencing or affecting the affairs of, the issuer, the licensee or any affiliate;

•

if the holder subsequently determines to influence or affect the affairs of the issuer, the licensee or any affiliate, it shall not less than 30 days before taking any such action, provide the New Jersey Division with notice of such intent and file an application for qualification with the New Jersey Division;

•	the holder acknowledges that it is subject to the jurisdiction of the New Jersey Division and to the requirements of the New Jersey Act and the regulations promulgated thereunder; and

•	the holder will comply with any and all requests for information from the New Jersey Division.

With respect to non-institutional holders of debt securities that bear a relation to the casino operation or casino hotel premises, recent amendments to the New Jersey Act provide that applicants for and holders of casino licenses are required to establish and maintain the qualifications of any persons who hold twenty-five percent (25%) or more of indebtedness bearing a relation to the casino operation or casino hotel premises, provided that in circumstances of default, any person holding ten percent (10%) of such indebtedness shall be required to establish and maintain his qualifications. The Director of the New Jersey Division can, in his discretion, require any holder of such indebtedness who does not meet the threshold to establish and maintain his qualifications.

Beginning on the date that the New Jersey Commission serves notice on a casino licensee or affiliate that a holder of a security or other interest has been disqualified, it will be unlawful for the holder to:

•	receive any dividends or interest upon any such security or other interest;

•	exercise, directly or through any trustee or nominee, any right conferred by such security or other interest; or

•	receive any remuneration in any form from the casino licensee for services rendered or otherwise.

Persons required to qualify under the New Jersey Act because they hold debt or equity securities of a casino licensee or its affiliates and who are not already qualified are required either to (i) divest within 120 days such securities as the New Jersey Commission may require to remove the need for qualification or, in the alternative, (ii) file a completed application for qualification and place the securities into an interim casino authorization (“ICA”) trust pending qualification. Unless and until the New Jersey Commission denies ICA or finds reasonable cause to believe that the investor may not be found qualified, the investor will retain the ability to direct the trustee how to vote, or whether to dispose of, the securities. If the New Jersey Commission denies ICA or finds reasonable cause to believe that the investor may be found unqualified, the New Jersey Commission can order that the trust become “operative,” in which case the investor will lose voting power, if any, over the securities but will retain the right to petition the New Jersey Commission to order the trustee to dispose of the securities.

Once an ICA trust is funded, and regardless of whether it becomes operative, the investor has no right to receive a return on the investment until the investor becomes fully qualified. Should an investor ultimately be found unqualified, the trustee would dispose of the trust property, and the proceeds would be distributed to the unqualified applicant only in an amount not to exceed the lower of the actual cost of the trust property to the unqualified applicant or the value of such trust property calculated as if the investment had been made on the date the trust became operative. Any excess proceeds would be paid to the State of New Jersey. If the securities were sold by the trustee pending qualification, the investor would receive only actual cost, with disposition of the remainder of the proceeds, if any, to await the investor’s qualification hearing.

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The Company must notify the New Jersey Commission and the New Jersey Division of any new debt or equity issued and must provide them with the related documentation, including lists of holders if requested. The Company may have to petition the New Jersey Division for waiver of the qualification requirement for particular security holders subsequent to such issuance of debt or equity securities. If necessary waivers are not granted, the holders of such debt or equity securities will either have to be found qualified by the New Jersey Commission or divest enough securities to permit waiver. There can be no assurance that necessary waivers will be granted.

If a casino license is not renewed, is suspended for more than 120 days or revoked, the New Jersey Commission can appoint a conservator to preserve and operate the business. Upon appointment, the conservator is vested with title to all the property relating to the casino hotel, subject to any and all valid liens, claims, and encumbrances. While the conservator is operating the business, the former or suspended casino licensee is entitled to a fair rate of return from net earnings, with any excess to be paid to the State. The New Jersey Commission can authorize the conservator to sell the property in bulk, subject to valid liens, claims and encumbrances, after the resolution of any suspensions of, or appeals by, the former or suspended licensee, after appropriate prior consultation with the licensee as to the reasonableness of the terms of sale, upon prior written notice to all creditors and other parties in interest, and only to persons eligible to apply for and able to qualify for a casino license under the New Jersey Act. The former or suspended licensee is entitled to the net proceeds of the sale after payment of all obligations owed to the State and to the conservator.

Other. In addition to the requirements discussed above, if we sought to establish gaming operations in any jurisdiction in which we currently do not operate, we would need to be registered, licensed, or found suitable to conduct gaming activities in that jurisdiction and, if successful in doing so, would be subject to such jurisdiction’s regulatory requirements applicable to gaming companies. Holders of our securities would also be subject to additional requirements regarding the ownership and disposition of their securities, including possibly being called forward by applicable gaming authorities to be licensed or found suitable to be the beneficial owner of our securities.

From time to time, legislators and special interest groups have proposed legislation that would restrict or prevent gaming operations. In addition, changes in regulations affecting the casino business can impact our existing or proposed operations. Any new restriction on or prohibition of our gaming operations could force us to curtail operations and incur significant losses.